Exhibit 10.6

RESTATED
LACLEDE GAS COMPANY
SUPPLEMENTAL RETIREMENT BENEFIT PLAN

EFFECTIVE August 25, 1977

with amendments as of July 1, 1984, as of January 1, 1988,
as of November 1, 1988, as of October 1, 1989, July 25, 1991, and amended and restated as of
January 1, 2005

As of January 1, 2005

LACLEDE GAS COMPANY
SUPPLEMENTAL RETIREMENT BENEFIT PLAN

ARTICLE 1

General

1.1           Purpose.  It is the intention of Laclede Gas Company (the "Company") to maintain appropriate levels of retirement benefits for individuals who are entitled to benefits under the Employees' Retirement Plan of Laclede Gas Company (the "Retirement Plan").  Accordingly, the Retirement Board as authorized by the Board of Directors of Laclede Gas Company, acting on behalf of the Company, established the Laclede Gas Company Supplemental Retirement Benefit Plan (the "Supplemental Plan").  The Supplemental Plan is intended to provide benefits to or on behalf of an eligible person, which includes:  (i) any officer of the Company; or (ii) any Company employee with a salary level of 9 or higher (now known as salary grade 15 or higher); whose employment with the Company ceases at a time when such person or his spouse or beneficiary is entitled (or has become entitled) to an immediate or future benefit under the Retirement Plan.  Such benefits are to be provided in such a manner as to maintain the level of total retirement benefits which would otherwise be payable under the Retirement Plan, but for:  (a) the limitations on benefits imposed by the Internal Revenue Code, as said Code may be amended from time to time (the "Internal Revenue Code"); (b) subject to Section 1.3 below, the exclusion of deferred compensation from normal compensation under the Retirement Plan; and (c) the amendment of the pension computation formula, effective October 1, 1989.  This Supplemental Plan shall also provide an alternative benefit with respect to officers of the Company that, as the result of action by the Board of Directors of the Company, continue in employment beyond age 70; such alternative benefit to be provided in a manner that will protect the values of benefits that would have been paid upon retirement at age 70.  The Supplemental Plan shall maintain the total retirement benefit levels described above by means of supplemental payments made by the Company to the individuals eligible for such payments as more fully described in Articles 3 and 4.  All references herein to the “Plan” or “Supplemental Plan” shall mean this Supplemental Plan, unless otherwise specified.
1.2           Benefit Limitations.  As a result of the adoption of Section 409A of the Internal Revenue Code, the Company amended and restated this Supplemental Plan effective as of January 1, 2005.  Notwithstanding anything to the contrary in this Supplemental Plan, pursuant to Final Treasury Regulation Section 1.409A-6(a)(3)(i), the Supplemental Benefit payable under this Plan shall be limited to the benefits, to which Participants or Beneficiaries would have been entitled under this Plan if such individuals voluntarily terminated employment without cause on December 31, 2004, received payment of the benefits available from this Supplemental Plan on the earliest possible date allowed under this Supplemental Plan following a termination of service, and received the benefit in the form available to the Participant or Beneficiary on December 31, 2004 with the maximum value (the “Grandfathered Benefit”).  Simultaneously, the Company adopted Supplemental Plan II, which governs all other benefits accruing on or after January 1, 2005 and is subject to Section 409A of the Internal Revenue Code.
1.3           Effective Date.  This Supplemental Plan is effective as of August 25, 1977 and governs Grandfathered Benefits vested and accrued through December 31, 2004.
1.4           Exclusion of Deferred Compensation Under the Laclede Gas Company Incentive Compensation Plan.  Notwithstanding anything to the contrary contained elsewhere in this Supplemental Plan, deferred compensation under the Laclede Gas Company Incentive Compensation Plan shall not be included in determining the benefits to be paid under this Supplemental Plan.

ARTICLE 2
Administration by Retirement Board
2.1           Board.  The Retirement Board (the "Board") which is responsible for the administration of the Retirement Plan, will administer the Supplemental Plan.  The Board shall have the same responsibility and authority with respect to this Supplemental Plan as it possesses with respect to the Retirement Plan.  It shall also proceed with respect to this Supplemental Plan in a manner consistent with the manner in which it proceeds with respect to the Retirement Plan.  At least once each year, the Board shall make a full report to the Board of Directors of the Company of the operation of this Supplemental Plan and the Board's administration thereof.
ARTICLE 3
Eligibility
3.1           Persons Eligible to Receive Benefits.  Every individual who had a vested and accrued benefit under the terms of the Retirement Plan on or before December 31, 2004 either as a Participant or as a Beneficiary of such a Participant, as those terms are defined in Sections 3.2 and 3.3 below:
(a) whose benefit pursuant to the Retirement Plan is reduced by reason of:  (1) the application of the limitations imposed by the Internal Revenue Code; (2) subject to the provisions of Section 1.3 hereof excluding deferred compensation under the Laclede Gas Company Incentive Compensation Plan, by the exclusion of deferred compensation from normal compensation; and/or (3) the application of the amendment of the pension computation formula effective October 1, 1989; shall be eligible to receive an amount (the "Supplemental Benefit") under the Supplemental Plan as described in Section 4.1.1; or

(b) with respect to a Participant (and the Beneficiary of such Participant) who is an officer of the Company that, as a result of action by the Board of Directors of the Company, continues in employment beyond age 70, such a Participant (or Beneficiary) shall be eligible to receive, in lieu of the Supplemental Benefit described in Section 3.1(a) above, an amount (the "Alternative Supplemental Benefit") under the Supplemental Plan as described in Section 4.1.2.
3.2           Participant.  Every individual described in Section 3.1 above, which includes:  (i) any officer of the Company; or (ii) any Company employee having a salary level of 9, or higher (now known as salary grade level 14 or higher); who has a vested and accrued benefit under the Retirement Plan on or before December 31, 2004 and is eligible to receive benefits under this Supplemental Plan by reason of active service with the Company shall be known as a "Participant."
3.3           Beneficiary.  Every individual described in Section 3.1 above who is eligible to receive benefits under the Supplemental Plan by reason of a Participant’s active service with the Company shall be known as a "Beneficiary."  The term "Beneficiary" shall include spouses, heirs-at-law, legal representatives, and every other person to whom benefits may be distributed, as determined under the Retirement Plan.
ARTICLE 4
Supplemental Benefit
4.1.1       Amount of Supplemental Benefit.  Subject to the limitations in Section 1.2 of this Supplemental Plan, the amount of Supplemental Benefit which a Participant or Beneficiary, other than a Participant described in Section 3.1(b) or the Beneficiary of such a Participant, shall be entitled to receive hereunder shall be equal to the excess of (a) over (b).
(a)  The benefit the Participant or Beneficiary would have been entitled to receive under any provision of the Retirement Plan and in accordance with any option which is then operative under the terms of Sections 4.1, 4.3 or 5.5 of such Plan, if such benefit were computed:  (i) without giving effect to the limitations imposed by the Internal Revenue Code, or its successor, and the regulations and rulings thereunder or the terms of the Retirement Plan implementing those limitations; (ii) by including, except for deferred compensation under the Laclede Gas Company Incentive Compensation Plan, all other then deferred compensation amounts in normal compensation; and (iii) by utilizing, for purposes of computing the "Accrued Benefit" for the Participant under the Retirement Plan as of the date of retirement, the greater of the "Accrued Benefit" determined in accordance with the pension computation formula in effect:  (A) at the time of his retirement; or (B) as of September 30, 1989.
(b)  The benefit (computed using the pension computation formula then in effect at the date of retirement) which such Participant or Beneficiary is entitled to receive under any provision of the Retirement Plan and in accordance with any option which is then operative under the terms of Sections 4.1, 4.3 or 5.5 of such Plan, including those terms implementing the limitations of the Internal Revenue Code referred to above and excluding all then deferred compensation (other than salary amounts deferred under the Laclede Gas Company Salary Deferral Savings Plan, as the same may be hereafter amended, supplemented or replaced) from normal compensation.
In the event that a Beneficiary is the initial recipient of a retirement benefit under the Retirement Plan, the amount of Supplemental Benefit to which such Beneficiary will be entitled shall be determined in accordance with (a) and (b) above, as of the date of death of the individual whose active service with the Company produced the benefit, with appropriate adjustment in accordance with the applicable provisions of the Retirement Plan.
It is the intent of this Section 4.1.1 that the Supplemental Benefit as described above shall be determined at all times in a manner which construes all references in this Section 4.1.1 to limitations of, or imposed by, the Internal Revenue Code, to refer to the then current limitations of the Internal Revenue Code, or its successor, and any regulations and rulings thereunder.
4.1.2  Amount of Alternative Supplemental Benefit.  Subject to the limitations in section 1.2 of this Supplemental Plan, the amount of Alternative Supplemental Benefit which a Participant, as described in Section 3.1(b), or the Beneficiary of such a Participant shall be entitled to receive hereunder shall be the sum of (a) and (b) plus (c):
(a)
The Supplemental Benefit, as determined under Section 4.1.1, that would have been payable if the Participant had retired on his 70th birthday and had selected his optional form of payment of his Supplemental Benefit at that time.

(b)	An amount equal to the excess of (i) over (ii):
(i)	The benefit described under Section 4.1.1(a) determined at retirement;
(ii)	The benefit described under Section 4.1.1(a) determined as if the Participant had retired on his 70th birthday;
in either case, as if the Participant had selected his optional form of payment of his Supplemental Benefit at that time.
(c)
The benefit amount, payable under the optional form of payment selected by the Participant with respect to his Supplement Benefit, that is the Actuarial Equivalent, determined at retirement, of the excess, if any, of (i) plus (ii) over (iii):

(i)
The lump-sum value of the Retirement Plan benefit that would have been payable if the Participant had retired on his 70th birthday plus interest, at the Actuarial Equivalence interest rate, as described in the Retirement Plan, then in effect on the 1st day of the month following such 70th birthday, from such

1st day of the month to the effective date of commencement of his Alternative Supplemental Benefit.
(ii)
The accumulated value of the Supplemental Benefits that would have been paid prior to the actual Alternative Supplemental Benefit commencement date if the Participant had retired on his 70th birthday and had selected his optional form of payment of his Supplemental Benefit at that time, with interest, at the Actuarial Equivalence interest rate, as described in the Retirement Plan, then in effect on the 1st day of the month following such 70th birthday, from the date each payment would have been made to the effective date of commencement of his Alternative Supplemental Benefit.

(iii)	The sum of (A) and (B):
(A)
the sum of Retirement Plan Benefit payments made prior to retirement, pursuant to Retirement Plan Section 15.5, with interest, at the Actuarial Equivalence interest rate, as described in the Retirement Plan, then in effect on the day such payments commenced, from the date such payment was made to the effective date of commencement of his Alternative Supplemental Benefit;

(B)	the lump-sum value of the Participant's remaining Retirement Plan Benefit, if any, determined at actual retirement.
In the event that a Beneficiary is the initial recipient of a retirement benefit under the Retirement Plan, the amount of Alternative Supplemental Benefit to which such Beneficiary will be entitled shall be determined in accordance with the above provisions of this Section 4.1.2, as of the date of death of the individual whose active service with the Company produced the benefit, with appropriate adjustment in accordance with the applicable provisions of the Retirement Plan.
4.2           Payment of Supplemental Benefit or Alternative Supplemental Benefit.  Payment of the Supplemental Benefit or Alternative Supplemental Benefit which a Participant or Beneficiary is eligible to receive shall be made in the same manner and subject to the same conditions as is the benefit paid in accordance with the Retirement Plan, unless the Participant or Beneficiary selects another form of payment provided for in the Retirement Plan or the form of payment described in the next paragraph of this Section 4.2; provided, however, that no Participant who is an officer of the Company that, as a result of action by the Board of Directors of the Company, continues in employment beyond age 70 may elect a lump-sum distribution under this Supplemental Plan.
An additional optional form of payment may be elected under which the Benefit payment under the 100 percent joint and survivor option would be further reduced so as to provide for a form of payment based on a guaranteed certain period with 100 percent joint and survivor benefit thereafter.  Such guaranteed period shall be that period for which the actuarial present value of the 100 percent joint and survivor pension equals the actuarial present value of a certain period pension of the same monthly amount.  Such guaranteed certain period payment amounts shall be payable to a Beneficiary for the remaining guaranteed certain period or, at the Beneficiary's option, be payable in a lump-sum equivalent upon the death of the surviving spouse.
4.3           Obligation of the Company.
(a) By the establishment of this Supplemental Plan, the Company guarantees, subject to the qualifications and limitations set forth in Article 5 below, a benefit equal to the amount determined in accordance with Section 4.1.1 or 4.1.2, whichever is applicable:
(i) to each Participant who shall have terminated service with the Company under conditions of eligibility entitling such Participant (or which would have entitled such Participant) to benefits commencing at any time under the terms of the Retirement Plan, and who is entitled to benefits in accordance with Section 4.1.1 or 4.1.2, whichever is applicable, of this Supplemental Plan; and

(ii) to each Beneficiary of a former employee whose service with the Company shall have terminated, under conditions of eligibility entitling the Participant (or which would have entitled the Participant) to benefits commencing at any time under the terms of the Retirement Plan; provided, however, that in the case of such Beneficiary, benefit payments qualify the Beneficiary for benefits in accordance with Section 4.1.1 or 4.1.2, whichever is applicable, of this Supplemental Plan.

(b) Except for Participants and Beneficiaries described in subsection (a) above, future benefits under the Supplemental Plan shall be subject to discontinuance or diminution pursuant to Section 5.2.  No other individual, including employees who have not terminated service with the Company, shall have any entitlement to payment of the Supplemental Benefit or Alternative Supplemental Benefit.  It is the intent that benefits shall, to the maximum extent permitted by law, be paid to Participants and Beneficiaries under and pursuant to the terms of the Retirement Plan and that termination, curtailment, or reduction of benefit payments under that Plan shall not result in commencement of or increase in benefits hereunder.
ARTICLE 5
Amendment or Termination
5.1           Amendment to Conform with Law.  The Company, acting through its Board of Directors, or by authority delegated by such Board of Directors, may by amendment make such changes in, additions to, and substitutions for the provisions of the Supplemental Plan, to take effect retroactively or otherwise, as is deemed necessary or advisable for the purpose of conforming the Supplemental Plan to any present or future federal law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder.
5.2           Other Amendments and Termination.  The Company, acting through its Board of Directors, or by authority delegated by such Board of Directors, may amend the Supplemental Plan at any time and from time to time in any manner which is consistent with amendments made in the Retirement Plan.  The Company, acting through its Board of Directors, may terminate the Supplemental Plan but only at such times and to the extent that the Retirement Plan is terminated.  Notwithstanding the provisions of this Section 5.2, however, so long as full benefits are being paid under the Retirement Plan, the Company shall not amend or terminate this Supplemental Plan without providing each individual described in Section 4.3(a) hereof who is then receiving, or then entitled to commence receiving in the future, benefit payments under the terms of this Plan with a form of benefit which is equivalent to but not greater than the value of the benefits he would otherwise be entitled to receive in the absence of such amendment or termination of this Plan.  In the event the Retirement Plan is terminated or curtailed with the result that payments to Participants and contingent payments to Beneficiaries are discontinued or reduced, the benefits then being paid pursuant to this Plan shall similarly be discontinued or reduced in the same ratio as payments under the Retirement Plan are reduced.
5.3           Form of Amendment or Termination.  Any such amendment, or termination or discontinuance or reduction of payments shall be made by an instrument in writing, duly certified, reflecting that said amendment or termination or discontinuance or reduction of payments has been authorized by the Board of Directors.
5.4           Notice of Amendment or Termination.  The Board shall notify Participants or

Beneficiaries who are affected by any such amendment or termination or discontinuance or reduction of payments within a reasonable time thereof.
ARTICLE 6
Miscellaneous
6.1           No Guarantee of Employment, etc.  Neither the creation of the Supplemental Plan nor anything herein shall be construed as giving any Participant hereunder or other employees of the Company any right to remain in the employ of the Company.
6.2           Merger, Consolidation, etc.  The Company will not merge or consolidate with any other corporation nor liquidate or dissolve without making suitable arrangements for the payment of any benefits under this Supplemental Plan to the individuals described in Section 4.3(a).
6.3           Inalienability.  Except so far as may be contrary to the laws of any state having jurisdiction in the premises, a Participant or Beneficiary shall have no right to assign, transfer, hypothecate, encumber, commute or anticipate his interest in any payments under this Supplemental Plan and such payments shall not in any way be subject to any legal process to levy upon or attach the same for payment of any claim against any Participant or Beneficiary.
6.4           Incompetency.  If any Participant or Beneficiary is, in the opinion of the Board, legally incapable of giving a valid receipt and discharge for any payment, the Board may, at its option, direct that such payment or any part thereof be made in monthly installments to such person or persons who in the opinion of the Board are caring for and supporting such Participant or Beneficiary, unless it has received due notice of claim from a duly appointed guardian, conservator or committee of the Participant or Beneficiary.  A payment so made will be a complete discharge of the obligations under the Supplemental Plan to the extent of and as to that payment, and neither the Board nor the Company will have any obligation regarding the application of the payment.

6.5           No Requirement to Fund.  No provisions in the Supplemental Plan shall be construed to require, either directly or indirectly, the Company to reserve, or otherwise set aside, funds for the payment of benefits hereunder.
6.6           Controlling Law.  To the extent not preempted by the laws of the United States of America, the laws of the State of Missouri shall be the controlling state law in all matters relating to the Supplemental Plan and shall apply.
6.7           Severability.  If any provisions of the Supplemental Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Supplemental Plan, but this Supplemental Plan shall be construed and enforced as if said illegal and invalid provisions had never been included herein.
6.8           Limitations on Provisions.  The provisions of the Supplemental Plan and any Supplemental Benefits or Alternative Supplemental Benefits shall be limited as described herein.  Any benefit payable under the Retirement Plan shall be paid solely in accordance with the terms and provisions of the Retirement Plan, and nothing in the Supplemental Plan shall operate or be construed in any way to modify, amend, or affect the terms and provisions of the Retirement Plan.
6.9           Gender and Number.  Masculine gender shall include the feminine, the singular shall include the plural, and the plural shall include the singular, unless the context clearly indicates otherwise.